Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Record Fourth Quarter and 2022 Results, Provides 2023 Guidance and Updates Long Term Targets

Record Fourth Quarter Revenue of $108.2 million, up 17% Year-over-Year; Net Income from Continuing Operations of $27.7 million; and Record Adjusted EBITDA(1) of $46.2 million, up 17% Year-over-Year

Record Full Year Revenue of $404.1 million, up 20% Year-over-Year; Net Income from Continuing Operations of $92.1 million; and Adjusted EBITDA of $173.8 million

BROOMFIELD, CO - February 28, 2023 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter and full-year ended December 31, 2022.

Q4 2022 Highlights

•
Record total revenue of $108.2 million increased 17% compared to Q4 2021, fueled by strong growth in both service and equipment revenue.
o
Record service revenue of $77.3 million increased 12% compared to Q4 2021 and 3% compared to Q3 2022.
o
Record equipment revenue of $30.8 million increased 34% compared to Q4 2021 and 2% compared to Q3 2022.
•
AVANCE equipment units shipped totaled a record 390, an increase of 36% compared to Q4 2021 and a slight increase compared to the previous quarterly record set in Q3 2022.
•
Total ATG aircraft online (“AOL”) reached 6,935 an increase of 8% compared to Q4 2021 and 2% compared to Q3 2022.
o
Total AVANCE units online grew to 3,279, an increase of 31% compared to Q4 2021 and 6% compared to Q3 2022. AVANCE units comprised more than 47% of total AOL as of December 31, 2022, up from 39% as of December 31, 2021.
•
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,370 increased 2% compared to Q4 2021 and decreased slightly compared to Q3 2022.
•
Net income from continuing operations decreased to $27.7 million from $209.1 million in Q4 2021. Q4 2022 net income from continuing operations is net of a $3.0 million income tax provision compared to an income tax benefit of $187.7 million in Q4 2021.
o
Diluted earnings per share from continuing operations was $0.21 compared to $1.57 in Q4 2021, driven primarily by the income tax benefit in Q4 2021.
•
Record Adjusted EBITDA(1) of $46.2 million, which includes approximately $1 million of expenses related to Global Broadband, increased 17% compared to Q4 2021 and 6% compared to Q3 2022.
•
Cash provided by operating activities from continuing operations of $31.5 million in Q4 2022 increased from $30.3 million in the prior year period.
o
Free Cash Flow(1) was $25.0 million in Q4 2022 compared to $25.7 million in the prior year period and increased from $8.5 million in Q3 2022.

o
Cash, cash equivalents and short-term investments totaled $175.3 million as of December 31, 2022 compared to $152.2 million as of September 30, 2022. Cash and cash equivalents reflect the Company’s September repurchase of 1.5 million shares of common stock for $18.4 million in a private transaction.

Full Year 2022 Highlights

•
Record total revenue of $404.1 million increased 20% compared to 2021.
o
Record service revenue of $296.3 million increased 14% compared to 2021.
o
Record equipment revenue of $107.7 million increased 42% compared to 2021.
•
Record ARPU of $3,349 increased 3% compared to 2021.
•
Net income from continuing operations decreased to $92.1 million compared to $156.6 million in 2021. The prior year included a $187.2 million tax benefit.
•
Adjusted EBITDA(1) of $173.8 million increased 15% compared to 2021.
•
Cash provided by operating activities from continuing operations increased to $103.4 million compared to $66.7 million in 2021.
•
Free Cash Flow(1) increased to $57.8 million compared to $49.4 million in 2021.

“Our equipment revenue surged, which bodes well for future service revenue, as Gogo met extraordinary demand for inflight connectivity and delivered a 50% increase in equipment shipments despite global supply chain constraints in 2022,” said Oakleigh Thorne, Chairman and CEO. “We’re also on track to commercially launch our 5G service in Q4 this year, and our LEO-based Global Broadband product in the second half of 2024.”

“Our strong financial results underpin our confidence in our financial targets,” said Barry Rowan, Executive Vice President and CFO. “We have extended our long-term revenue growth target of 17% from 2022 through 2027 and reiterate our target for over $200 million in Free Cash Flow beginning in 2025.”

2023 Financial Guidance and Long-Term Financial Targets

The Company is providing the following guidance for 2023:

•
Total revenue in the range of $440 million to $455 million.
•
Adjusted EBITDA(1) of $150 million to $160 million, reflecting operating expenses of approximately $30 million for strategic and operational initiatives including Gogo 5G and Global Broadband.
•
Free Cash Flow(1) of $80 million to $90 million. Free Cash Flow includes capital expenditures of approximately $30 million to $40 million, of which $20 million is tied to Gogo 5G.

The Company provides the following long-term financial targets:

•
Revenue growth at a compound annual growth rate of approximately 17% from 2022 through 2027, with Global Broadband contributing to revenue beginning in 2025.
•
Annual Adjusted EBITDA Margin(1) in the mid-40% range by 2027.
•
Free Cash Flow(1) of more than $200 million beginning in 2025 and growing thereafter, consistent with the prior target.

The Company’s 2023 financial guidance and long-term targets include Gogo 5G and Global Broadband but do not reflect the impact of the Federal Communications Commission’s Secure and Trusted Communications Networks Reimbursement Program (the “FCC Program”), as the Company awaits further information regarding whether Congress will appropriate additional funds.

(1)
See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its fourth quarter conference call on February 28, 2023 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at http://ir.gogoair.com.

Participants can also join the call by dialing +1 844-543-0451 (within the United States and Canada). Please click on the below link to retrieve your unique conference ID to use to access the earnings call:

https://register.vevent.com/register/BI289cacc58c4d42f7a3edc43627bc60a0

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below, and we refer to Adjusted EBITDA Margin in our discussion of long-term baseline targets above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2023, Adjusted EBITDA Margin for fiscal 2027 and Free Cash Flow for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity services; our reliance on our key OEMs and dealers for equipment sales; the impact of competition; our reliance on third parties for equipment components and services; the impact of global supply chain and logistics issues and increasing inflation; our ability to expand our business outside of the United States; our ability to recruit, train and retain highly skilled employees; the impact of pandemics or other outbreaks of contagious diseases, including the COVID-19 pandemic, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of increased attention to climate change, ESG matters and conservation measures; our ability to evaluate or pursue strategic opportunities; our ability to develop and deploy Gogo 5G, Global Broadband or other next generation technologies; our ability to maintain our rights to use our licensed 3Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of the internet and conflict minerals; our possession and use of personal information; risks associated with participation in the FCC Program, should we decide to participate; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of our substantial indebtedness; limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022 as filed with the Securities and Exchange Commission on February 28, 2023.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of December 31, 2022, Gogo reported 3,279 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 6,935 aircraft flying with its ATG systems onboard, and 4,475 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Revenue:
Service revenue	$77,346	$69,257	$296,329	$259,583
Equipment revenue	30,817	23,043	107,738	76,133
Total revenue	108,163	92,300	404,067	335,716
Operating expenses:
Cost of service revenue (exclusive of items shown below)	16,744	13,846	64,427	56,103
Cost of equipment revenue (exclusive of items shown below)	21,063	14,510	71,473	46,092
Engineering, design and development	8,241	6,882	29,587	24,874
Sales and marketing	6,932	6,892	25,471	20,985
General and administrative	13,914	14,185	58,203	51,554
Depreciation and amortization	2,574	3,658	12,580	15,482
Total operating expenses	69,468	59,973	261,741	215,090
Operating income	38,695	32,327	142,326	120,626
Other (income) expense:
Interest income	(1,455)	(46)	(2,386)	(191)
Interest expense	9,430	10,895	38,872	67,472
Loss on extinguishment of debt and settlement of convertible notes	—	—	—	83,961
Other expense, net	11	14	123	25
Total other expense	7,986	10,863	36,609	151,267
Income (loss) from continuing operations before income taxes	30,709	21,464	105,717	(30,641)
Income tax provision (benefit)	3,039	(187,673)	13,658	(187,230)
Net income from continuing operations	27,670	209,137	92,059	156,589
Net income (loss) from discontinued operations, net of tax	—	9,572	—	(3,854)
Net income	$27,670	$218,709	$92,059	$152,735

Net income (loss) attributable to common stock per share—basic:
Continuing operations	$0.22	$1.89	$0.75	$1.50
Discontinued operations	—	0.09	—	(0.04)
Net income attributable to common stock per share—basic	$0.22	$1.98	$0.75	$1.46

Net income attributable to common stock per share—diluted:
Continuing operations	$0.21	$1.57	$0.71	$1.28
Discontinued operations	—	0.03	—	—
Net income attributable to common stock per share—diluted	$0.21	$1.60	$0.71	$1.28

Weighted average number of shares
Basic	128,447	109,907	123,268	103,400
Diluted	133,053	134,027	133,923	127,205

Gogo Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$150,550	$145,913
Short-term investments	24,796	-
Total cash, cash-equivalents and short-term investments	175,346	145,913
Accounts receivable, net of allowances of $1,778 and $894, respectively	54,210	37,730
Inventories	49,493	33,976
Prepaid expenses and other current assets	45,100	32,295
Total current assets	324,149	249,914
Non-current assets:
Property and equipment, net	104,595	63,672
Intangible assets, net	49,509	49,554
Operating lease right-of-use assets	75,261	70,989
Other non-current assets, net of allowances of $501 and $455, respectively	43,355	28,425
Deferred income taxes	162,657	185,133
Total non-current assets	435,377	397,773
Total assets	$759,526	$647,687
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$13,646	$17,203
Accrued liabilities	60,056	59,868
Deferred revenue	3,418	1,825
Current portion of long-term debt	7,250	109,620
Total current liabilities	84,370	188,516
Non-current liabilities:
Long-term debt	690,173	694,760
Non-current operating lease liabilities	79,241	77,329
Other non-current liabilities	7,611	7,236
Total non-current liabilities	777,025	779,325
Total liabilities	861,395	967,841
Stockholders’ deficit
Common stock	14	11
Additional paid-in capital	1,385,933	1,258,477
Accumulated other comprehensive income	30,128	1,789
Treasury stock, at cost	(158,375)	(128,803)
Accumulated deficit	(1,359,569)	(1,451,628)
Total stockholders’ deficit	(101,869)	(320,154)
Total liabilities and stockholders’ deficit	$759,526	$647,687

Gogo Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2022	2021
Operating activities from continuing operations:
Net income	$92,059	$156,589
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	12,580	15,482
Loss on asset disposals, abandonments and write-downs	1,577	141
Provision for expected credit losses	1,047	284
Deferred income taxes	13,170	(187,320)
Stock-based compensation expense	19,065	13,345
Amortization of deferred financing costs and interest rate caps	3,215	4,661
Accretion of debt discount	456	419
Loss on extinguishment of debt and settlement of convertible notes	—	83,961
Changes in operating assets and liabilities:
Accounts receivable	(17,482)	1,925
Inventories	(15,517)	(5,862)
Prepaid expenses and other current assets	8,351	(20,844)
Contract assets	(2,164)	(5,638)
Accounts payable	(2,540)	3,806
Accrued liabilities	(12,031)	14,099
Deferred revenue	1,589	(1,282)
Accrued interest	3,647	(8,604)
Other non-current assets and liabilities	(3,617)	1,535
Net cash provided by operating activities from continuing operations	103,405	66,697
Investing activities from continuing operations:
Proceeds from sale of property and equipment	—	1,000
Purchases of property and equipment	(43,914)	(4,264)
Acquisition of intangible assets—capitalized software	(6,000)	(4,396)
Proceeds from (purchase of) interest rate caps	4,292	(8,629)
Purchases of short-term investments	(24,796)	—
Net cash used in investing activities from continuing operations	(70,418)	(16,289)
Financing activities from continuing operations:
Redemption of senior secured notes	—	(1,023,146)
Proceeds from term loan, net of discount	—	721,375
Payment of debt issuance costs	—	(21,103)
Repurchases of common stock	(18,375)	—
Payments on term loan	(7,250)	(3,625)
Payments on finance leases	(184)	(145)
Stock-based compensation activity	(2,579)	(4,393)
Net cash used in financing activities from continuing operations	(28,388)	(331,037)
Cash flows from discontinued operations:
Net cash used in operating activities	—	(1,211)
Net cash used in investing activities	—	(7,802)
Net cash used in financing activities	—	—
Net cash used in discontinued operations	—	(9,013)
Effect of foreign exchange rate changes on cash	13	40
Increase (decrease) in cash, cash equivalents and restricted cash	4,612	(289,602)
Cash, cash equivalents and restricted cash at beginning of period	146,268	435,870
Cash, cash equivalents and restricted cash at end of period	$150,880	$146,268
Cash, cash equivalents and restricted cash at end of period	$150,880	$146,268
Less: current restricted cash	—	25
Less: non-current restricted cash	330	330
Cash and cash equivalents at end of period	$150,550	$145,913
Supplemental Cash Flow Information:
Cash paid for interest	$41,209	$71,114
Cash paid for taxes	377	376
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$10,688	$6,126

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Aircraft online (at period end)
ATG	6,935	6,400	6,935	6,400
Satellite	4,475	4,567	4,475	4,567
Average monthly connectivity service revenue per aircraft online
ATG	$3,370	$3,301	$3,349	$3,238
Satellite	284	254	268	250
Units sold
ATG	390	286	1,334	869
Satellite	62	36	206	205
Average equipment revenue per unit sold (in thousands)
ATG	$67	$69	$68	$71
Satellite	44	63	49	54

•
ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.
•
Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide narrowband satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per satellite aircraft online. We define average monthly connectivity service revenue per satellite aircraft online as the aggregate narrowband satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of narrowband satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or narrowband satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all narrowband satellite units sold during the period, divided by the number of narrowband satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2022	2021	2022 over 2021	2022	2021	2022 over 2021
Service revenue	$77,346	$69,257	11.7%	$296,329	$259,583	14.2%
Equipment revenue	30,817	23,043	33.7%	107,738	76,133	41.5%
Total revenue	$108,163	$92,300	17.2%	$404,067	$335,716	20.4%

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2022	2021	2022 over 2021	2022	2021	2022 over 2021
Cost of service revenue (1)	$16,744	$13,846	20.9%	$64,427	$56,103	14.8%
Cost of equipment revenue (1)	$21,063	$14,510	45.2%	$71,473	$46,092	55.1%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,		For the Three Months Ended September 30,
	2022	2021	2022	2021	2022
Adjusted EBITDA:
Net income attributable to common stock (GAAP)	$27,670	$218,709	$92,059	$152,735	$20,176
Interest expense	9,430	10,895	38,872	67,472	8,781
Interest income	(1,455)	(46)	(2,386)	(191)	(690)
Income tax provision (benefit)	3,039	(187,673)	13,658	(187,230)	7,980
Depreciation and amortization	2,574	3,658	12,580	15,482	2,716
EBITDA	41,258	45,543	154,783	48,268	38,963
Stock-based compensation expense	4,964	3,201	19,065	13,345	4,690
(Income) loss from discontinued operations	—	(9,572)	—	3,854	—
Loss on extinguishment of debt and settlement of convertible notes	—	—	—	83,961	—
Separation costs related to CA sale	—	380	—	1,550	—
Adjusted EBITDA	$46,222	$39,552	$173,848	$150,978	$43,653

Free Cash Flow:
Net cash provided by operating activities (GAAP)	$31,466	$30,342	$103,405	$66,697	$27,699
Consolidated capital expenditures	(9,982)	(4,656)	(49,914)	(8,660)	(19,982)
Proceeds from (purchase of) interest rate caps	3,489	—	4,292	(8,629)	803
Free cash flow	$24,973	$25,686	$57,783	$49,408	$8,520

(1)
See Unaudited Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2023 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$85	$105
Consolidated capital expenditures	(30)	(40)
Proceeds from interest rate caps	25	25
Free cash flow	$80	$90

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense included in the results of continuing operations, (ii) the results of discontinued operations, including stock-based compensation expense, (iii) loss on extinguishment of debt and settlement of convertible notes and (iv) separation costs related to the sale of CA. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations from Adjusted EBITDA because they are not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt and settlement of convertible notes from Adjusted EBITDA because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude separation costs related to the sale of CA from Adjusted EBITDA for the three and twelve months ended December 31, 2021 because of the non-recurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds from our interest rate caps, less purchases of property and equipment and the acquisition of intangible assets and cash paid to purchase our interest rate caps. We believe that Free Cash Flow provides meaningful information regarding our liquidity.

To conform to current year presentation, we included the cash paid for our interest rate caps in Free Cash Flow for the twelve-month period ended December 31, 2021. We believe it is useful for an understanding of our liquidity to include the cash flows associated with interest rate caps to facilitate a more consistent comparison of net cash paid for interest and the interest rate changes for which we are hedged.